Exhibit 4.4

RESTRICTED STOCK UNIT AWARD AGREEMENT

WHITEFIBER, INC.

This Restricted Stock Unit Award Agreement (the “Award Agreement”), dated as of the “Award Date” set forth in the attached Exhibit A, is entered into between WhiteFiber, Inc., an exempted company limited by shares and incorporated under the laws of the Cayman Islands (the “Company”), and Ichi Shih (the “Awardee”). Capitalized terms used but not otherwise defined herein shall have the meanings as set forth in the WhiteFiber, Inc. 2025 Omnibus Equity Incentive Plan (the “Plan”).

WHEREAS, in consideration of Awardee’s continued employment with or service to the Company or a Subsidiary, the Company desires to provide the Awardee an incentive to participate in the success and growth of the Company through the opportunity to earn a proprietary interest in the Company; and

WHEREAS, to give effect to the foregoing intention, the Company desires to award the Awardee Restricted Share Units pursuant to the Plan;

NOW, THEREFORE, in consideration of the foregoing, the following provisions apply to this Award:

1. Award. The Company hereby awards the Awardee the number of Restricted Share Units under the Plan (each an “RSU” and collectively the “RSUs”) set forth in Exhibit A.

2. Vesting; Settlement. The RSUs shall vest in accordance with the vesting terms set forth in Exhibit A.

3. Settlement. For each RSU that becomes vested in accordance with the terms and conditions set forth on Exhibit A, on or within ten (10) days after becoming vested, the Company shall issue and deliver to Awardee, one Ordinary Share, $0.01 par value (the “Shares”). Notwithstanding the foregoing, if requested by Awardee, the Company shall withhold such number of Shares as the Awardee reasonably requires in order to cover Awardee’s federal, state income and employment tax obligations incurred or expected to be incurred by Awardee as a result of the vesting and settlement of the RSUs. The Company shall be solely responsible for remitting tax withholdings to appropriate governmental bodies and agencies.

4. Dividend Equivalent Units. If and to the extent that the Company pays a cash dividend with respect to the Shares, the Awardee shall be credited with an additional number of RSUs (“Dividend Equivalent Units”), including a fractional Dividend Equivalent Unit if applicable, equal to (i) the amount of such dividends as would have been paid with respect to the Awardee’s outstanding RSUs on the record date of such dividend (the “record date”) had each such outstanding RSU been an issued and outstanding Share on such record date, divided by (ii) the Fair Market Value of a Share on such record date. Dividend Equivalent Units shall be subject to the same vesting terms and conditions as the RSUs to which they relate.

5. No Rights as Shareholder. The Awardee shall not be entitled to any of the rights of a shareholder with respect to any Share following vesting of an RSU until such Share is issued and delivered to the Awardee. Without limitation of the foregoing, the Awardee shall not have the right to vote any Share to which an RSU relates and shall not be entitled to receive any dividend attributable to such Share for any period prior to the issuance and delivery of such Share to Awardee (but Awardee shall have dividend equivalent rights as provided in Section 4 above).

6. RSU Transfer Restrictions. Neither this Award Agreement nor the RSUs may be sold, assigned, pledged or otherwise transferred or encumbered without the prior written consent of the Committee.

7. Share Transfers. The Company and the Board shall take all necessary measures to ensure that all Shares deliverable by the Company to Awardee upon vesting of the RSUs shall (i) not contain any legends (except, if required by law, if Awardee is a control person), and (ii) shall be freely transferable (including in publicly traded open market transactions) by Awardee upon receipt.

8. Investment Purpose. Any and all Shares acquired by the Awardee under this Award Agreement will be acquired for investment for the Awardee’s own account and not with a view to resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

9. Notices. Each notice or other communication relating to this Agreement shall be in writing and delivered in person or by registered mail to the Grantor at its office, 31 Hudson Yards, 11th Floor, Suite 30, New York, New York 10001, to the attention of the Corporate Secretary. All notices to the Awardee or other person or persons then entitled to exercies any right pursuant to this Agreement shall be delivered to the Awardee or such other person or persons at the Awardee’s address specified below the Awardee’s signature to this Agreement or at such other address as the Award or such other person may specify in writing to the Grantor by a notice delivered in accordance with this paragraph.

10. Entire Agreement; Governing Law. This Award Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior undertakings and agreements of the Company and the Awardee with respect to the subject matter hereof, and may not be modified except by means of a writing signed by the Company and the Awardee. In the event of any conflict between this Award Agreement and the Plan, this Award Agreement shall be controlling. This Award Agreement shall be construed under the laws of the State of New York, without giving effect to the conflict of laws (rules) or choice of laws (rules) thereof. The exclusive venue for all suits or proceedings arising from or related to this Award Agreement shall be in a court of competent jurisdiction located in New York City, New York.

11. Binding Effect. This Award Agreement shall be binding upon and inure to the benefit of the Company and the Awardee and their respective permitted successors, assigns, heirs, beneficiaries and representatives.

12. RESERVE.

13. Section 409A. This Award Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and will be construed and administered in accordance with Section 409A of the Code. Any payments under this Award Agreement that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service, as a short-term deferral or otherwise will be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, any installment payments provided under this Award Agreement will each be treated as a separate payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the Award Date set forth in Exhibit A.

WHITEFIBER, INC.

By:
Name:
Title:

AWARDEE

Name:
Awardee Address:

EXHIBIT A

WHITEFIBER, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

Capitalized terms used but not otherwise defined in this Exhibit shall have the meanings as set forth in the Award Agreement to which this Exhibit relates.

(a).	Awardee’s Name:

(b).	Award Date:

(c).	Number of Restricted Stock Units (“RSUs”) Granted:

(d).	Vesting Schedule/Conditions:

______ (Initials)

Awardee

________ (Initials)

Company Signatory